Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS THIRD QUARTER 2008 RESULTS
— Same-Store Hospitality Revenue Increased 1.1 Percent —
— Same-Store Consolidated Cash Flow Increased 3.9 Percent —
NASHVILLE, Tenn. (November 5, 2008) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the third quarter ended September 30, 2008.
For the third quarter ended September 30, 2008:
•	Consolidated revenue increased 35.8 percent to $226.7 million in the third quarter of 2008 from $166.9 million in the same period last year.
•	Loss from continuing operations was $6.5 million, or $(0.16) per share, compared to income from continuing operations of $2.2 million, or $0.05 per share, in the prior-year quarter.
•	Hospitality segment total revenue increased 39.1 percent to $203.8 million in the third quarter of 2008 compared to $146.5 million in the prior-year quarter. Gaylord Hotels’ revenue per available room[1] (“RevPAR”) and total revenue per available room[2] (“Total RevPAR”) increased 0.7 percent and 2.0 percent, respectively, compared to the third quarter of 2007. Same-store hospitality revenue increased 1.1 percent to $148.1 million.
•	Adjusted EBITDA[3] was $36.4 million in the third quarter of 2008 compared to $21.6 million in the prior-year quarter.
•	Consolidated Cash Flow[4] (“CCF”) increased 36.7 percent to $39.7 million in the third quarter of 2008 compared to $29.1 million in the same period last year.
Results for the third quarter of 2008 can be attributed primarily to the inclusion of the results of the Gaylord National Resort and Convention Center, which opened in April 2008, favorable outside-the-room spending, increased collection of attrition and cancellation fees and continued focus on cost controls.

“This quarter our group-centric business model continued to perform despite the challenges presented by the current economic environment,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “While we’re not immune to the issues facing the hospitality industry and the broader economy, our model worked as intended, underscored by improvements in revenue and CCF during a challenging period.”
“However, in the last several weeks we experienced deterioration in forward booking trends for our fourth quarter transient programs. Therefore we have taken a cautious approach to our outlook due to the potential impact the current economy could have on holiday transient demand and short-term new group bookings.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the third quarter of 2008 include:
•	Gaylord Hotels’ RevPAR increased 0.7 percent to $112.78 in the third quarter of 2008 compared to $111.99 in the prior-year quarter. Gaylord Hotels’ Total RevPAR increased 2.0 percent to $273.70 in the third quarter of 2008 compared to $268.28 in the third quarter of 2007. Same-store RevPAR decreased 3.1 percent and same-store Total RevPAR decreased 1.6 percent in the third quarter of 2008 compared to the prior-year quarter, driven primarily by a decrease in occupancy, which offset a 1.4 percent increase in Average Daily Rate (“ADR”).
•	Gaylord Hotels’ CCF increased 35.1 percent to $46.3 million in the third quarter of 2008 compared to $34.2 million in the same period last year. Same-store CCF increased 3.9 percent due to the Company’s continuing focus on effective resource management, additional revenue and fees from attrition and cancellation. The CCF margin for the hospitality segment was 22.7 percent, compared to 23.4 percent in the prior-year quarter. Same-store CCF margin grew 60 basis points to 24.0 percent versus 23.4 percent for the same period last year.
•	Gaylord Hotels’ same-store net definite bookings for all future years increased 4.1 percent to 294,974 room nights booked in the third quarter of 2008 compared to the same period in 2007. Year to date, all Gaylord Hotel properties have booked 1.2 million room nights for future periods, compared to 1.2 million room nights at the same time last year. 2008 room night production reflects approximately 200,000 room nights related to the proposed hotel expansions.
•	Gaylord Hotels’ same-store attrition was 9.7 percent in the third quarter compared to 8.6 percent for the same period in 2007. Attrition in the third quarter at Gaylord National was 9.6 percent.

Reed continued, “During the quarter, group occupancy remained in-line with our expectations reflecting the elevated attrition and cancellation levels we’ve experienced this year. These lost room nights were partially offset by a 13.8 percent increase in new definite bookings over the prior year and a 19.1 percent increase in transient room nights sold.”
At the property level, Gaylord Opryland generated revenue of $64.2 million in the third quarter of 2008, a slight increase compared to the prior-year quarter. Third quarter RevPAR decreased 4.0 percent to $107.73 compared to $112.18 in the same period last year driven by a 4.6 point decline in occupancy, which offset a 1.9 percent increase in ADR. Total RevPAR decreased 5.6 percent to $242.24 in the third quarter of 2008 compared to $256.52 in the prior-year quarter. CCF increased 8.2 percent to $16.3 million, versus $15.0 million in the year-ago quarter due to efficiency and cost control measures. CCF margin increased 200 basis points over the prior-year quarter to 25.4 percent. The Opryland room renovation was completed in February 2008 and therefore did not affect availability during the third quarter of this year; however, operating statistics for the third quarter of 2007 reflect 15,131 room nights out of available inventory.
Gaylord Palms posted revenue of $34.9 million in the third quarter of 2008, a decrease of 4.6 percent compared to $36.6 million in the prior-year quarter. Occupancy decreased 2.6 percentage points, largely as a result of a decrease in corporate group nights. Third quarter RevPAR decreased 6.6 percent to $105.38 compared to $112.82 in the same quarter last year, largely driven by a 3.2 percent decrease in ADR as a result of decreased rates for the transient segment, which offset increases within the group business. Total RevPAR decreased 4.6 percent to $270.08 based on the lower ADR and a decrease in outlet revenues due to lower occupancy. CCF decreased to $5.8 million compared to $7.9 million in the prior-year quarter, resulting in a CCF margin of 16.7 percent, a 480 basis point decrease compared to the prior-year quarter.
Gaylord Texan revenue was $46.9 million in the third quarter of 2008, an increase of 7.6 percent from $43.5 million in the prior-year quarter. RevPAR in the third quarter increased 2.3 percent to $122.28 due to a 3.6 percent increase in ADR. Total RevPAR increased 7.6 percent to $337.09 versus $313.26 in the prior-year quarter, driven by strong outside-the-room spending and a more profitable corporate group mix. CCF increased 20.4 percent to $12.9 million in the third quarter of 2008, versus $10.7 million in the prior-year quarter, resulting in a 27.5 percent CCF margin, a 290 basis point increase from the prior-year quarter. The increase in CCF was primarily due to the increased ADR and strong profitability in food and beverage driven by a 20 percent increase in average banquet check.

Gaylord National generated revenue of $55.7 million in the third quarter of 2008 and RevPAR of $125.80. Total RevPAR was $303.34, driven by high outside-the-room spending levels. CCF was $10.7 million in the third quarter of 2008, resulting in a 19.2 percent CCF margin. During the quarter, the property contracted an additional 95,245 room nights as compared to 68,505 room nights in the third quarter of 2007. The Company spent an additional $49.9 million in the third quarter of 2008 on development of the property, bringing total capital expenditures for the hotel to date to $986.8 million.
Development Update
During the third quarter, Gaylord Entertainment announced it entered into a land purchase agreement to create an anchor resort and convention hotel on 100 acres of prime real estate within the 3,200-acre Mesa Proving Grounds in Mesa, Arizona. While the project is still in the very early stages, the Company continues to make progress with the negotiation of entitlements and incentives. Specific details of the property and budget have not yet been determined and the project remains subject to final approval by Gaylord’s board of directors.
Opry and Attractions
Opry and Attractions segment revenue increased 12.4 percent to $22.9 million in the third quarter of 2008, compared to $20.3 million in the year-ago quarter. The segment’s CCF decreased to $4.2 million in the third quarter of 2008 from $4.3 million in the prior-year quarter.
Corporate and Other
Corporate and Other operating loss totaled $13.8 million in the third quarter of 2008 compared to an operating loss of $12.5 million in the same period last year. Corporate and Other CCF in the third quarter of 2008 decreased 13.3 percent to a loss of $10.7 million compared to a loss of $9.5 million in the same period last year.
October 2008
“Given the rapidly transforming state of the economy we are disclosing in this release more information to help the investment community assess our performance,” said Reed.
Preliminary same-store total hospitality revenue in October declined 5.2 percent from the same month last year. The decline is due to a decrease in catered food and beverage spending at the properties. Gaylord National total revenues for October were $23.0 million with occupancy of 71.0 percent.

Net definite room nights booked for all future periods in October was 141,792 room nights versus 146,239 in October of last year.
Liquidity
As of September 30, 2008, the Company had long-term debt outstanding, including current portion, of $1,282.8 million and unrestricted and restricted cash of $48.2 million. At the end of the third quarter of 2008, $289.3 million of the Company’s $1.0 billion credit facility remained undrawn, which included $10.7 million in letters of credit.
The Company announced on July 28, 2008 that it entered into a new $1.0 billion senior secured credit facility that matures in July 2012 and replaces the Company’s prior $1 billion facility. The facility provides for $300 million of revolving credit and a $700 million fully drawn term loan along with an accordion feature under which the Company can increase availability by $400 million with the agreement of participating banks.
Outlook
The following business performance outlook is based on current information as of November 5, 2008. The Company does not expect to update guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed continued, “Due to the deteriorating economic environment that we saw earlier in the year we marginally adjusted our same-store RevPAR and Total RevPAR guidance after the second quarter of this year. We did this based on the trends we were seeing in attrition levels, our continued caution related to the transient business during the fourth quarter and some softening in outside-the-room spending levels. As stated earlier in the release, advance bookings for our transient-oriented holiday programs slowed in the month of October and groups appeared to become more cautious about their future commitments, particularly as it relates to short-term local catering events. As a result we are reducing full year same-store Hotel CCF guidance from $197 — 202 million to $190 — 193 million. Same-store RevPAR and Total RevPAR growth are reduced from 1 — 3 percent each to zero to negative one percent.”
“While Gaylord National advanced bookings for 2009 are strong, because of weaker than expected transient and local social catering demand at the property, we believe it is prudent to lower our full-year 2008 CCF guidance range for Gaylord National from $45 — 55 million to approximately $34 — 37 million.”

“While we are cautious in our outlook for the fourth quarter we are encouraged that guest and attendee spending levels continue to be resilient. Given the unprecedented market volatility in recent weeks we remain on guard for how further deterioration of the economy could impact our business.”

	2008 Prior	2008 New

Consolidated Cash Flow
Gaylord Hotels (Same Store)	$197 — 202 Million	$190 — 193 Million
Gaylord National	$45 — 55 Million	$34 — 37 Million
Opry and Attractions	$13 — 14 Million	$13 — 14 Million
Corporate and Other	$(49 — 46) Million	$(47 — 45) Million

Totals	$206 — 225 Million	$190 — 199 Million

Gaylord Hotels Same-Store Advance Bookings	1.3 — 1.4 Million	1.3 — 1.4 Million
Gaylord Hotels RevPAR	1% — 3%	(1)% — 0%
Gaylord Hotels Total RevPAR	1% — 3%	(1)% — 0%
“As we look to 2009, we have carefully examined a number of trends that could impact our business in the year ahead. We currently have 57 points of occupancy on the books for all hotels. However, we have assumed within our guidance that attrition rates continue to track to the elevated levels we have seen in recent months. Likewise, we have assumed transient business will be negatively impacted over the next year. As such, we expect CCF for 2009 to be in the range of $214 — 240 million, RevPAR to contract by up to three percent and Total RevPAR to decrease by up to two percent,” concluded Reed.

2009

Consolidated Cash Flow
Gaylord Hotels (Same Store)	$185 — 197 Million
Gaylord National	$65 — 75 Million
Opry and Attractions	$13 — 14 Million
Corporate and Other	$(49 — 46) Million

Totals	$214 — 240 Million

Gaylord Hotels Advance Bookings	1.6 -- 1.7 Million
Gaylord Hotels RevPAR	(3)% — 0%
Gaylord Hotels Total RevPAR	(2)% — 0%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.

2The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock we formerly owned and changes in the fair value of the derivative associated with the secured forward exchange contract prior to its maturity in May 2007 and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives were not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.
4As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8 percent and 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the termination of certain interest rate swaps and the disposal of certain fixed assets and our investment in Bass Pro, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6101	(212) 446-1860
dkloeppel@gaylordentertainment.com	esloane@sloanepr.com
~or~	~or~
Mark Fioravanti, Senior Vice President and Treasurer	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com
~or~
Rob Tanner, Director Investor Relations
Gaylord Entertainment
(615) 316-6572
rtanner@gaylordentertainment.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30,		Sep. 30,
	2008	2007	2008	2007
Revenues	$226,733	$166,920	$680,237	$538,659
Operating expenses:
Operating costs	147,388	105,581	409,919	322,905
Selling, general and administrative (a) (b)	42,563	35,819	130,219	115,310
Impairment charge	—	—	12,031	—
Preopening costs	369	3,926	19,190	10,101
Depreciation and amortization	29,619	19,024	79,828	57,787

Operating income	6,794	2,570	29,050	32,556

Interest expense, net of amounts capitalized	(21,918)	(3,125)	(44,045)	(35,513)
Interest income	4,486	620	8,583	2,767
Unrealized gain on Viacom stock and CBS stock	—	—	—	6,358
Unrealized gain on derivatives	—	—	—	3,121
(Loss) income from unconsolidated companies	(75)	(2)	(293)	1,011
Other gains and (losses), net (c)	904	622	954	146,697

(Loss) income before (benefit) provision for income taxes	(9,809)	685	(5,751)	156,997
(Benefit) provision for income taxes	(3,303)	(1,511)	(945)	60,528

(Loss) income from continuing operations	(6,506)	2,196	(4,806)	96,469
Income (loss) from discontinued operations, net of taxes	986	(4,349)	767	11,684

Net (loss) income	$(5,520)	$(2,153)	$(4,039)	$108,153

Basic net (loss) income per share:
(Loss) income from continuing operations	$(0.16)	$0.05	$(0.12)	$2.36
Income (loss) from discontinued operations, net of taxes	0.02	(0.10)	0.02	0.28

Net (loss) income	$(0.14)	$(0.05)	$(0.10)	$2.64

Fully diluted net (loss) income per share:
(Loss) income from continuing operations	$(0.16)	$0.05	$(0.12)	$2.28
Income (loss) from discontinued operations, net of taxes	0.02	(0.10)	0.02	0.28

Net (loss) income	$(0.14)	$(0.05)	$(0.10)	$2.56

Weighted average common shares for the period:
Basic	40,833	41,086	40,963	40,951
Fully-diluted	40,833	42,386	40,963	42,283
(a)	Includes non-cash lease expense of $1,530 and $1,548 for the three months ended September 30, 2008 and 2007, respectively, and $4,590 and $4,656 for the nine months ended September 30, 2008 and 2007, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the nine months ended September 30, 2007.

(c)	Includes a non-recurring $1,276 gain related to the termination of certain interest rate swaps for the three months and nine months ended September 30, 2008. Includes a non-recurring $140,313 gain related to the sale of Company’s investment in Bass Pro Group, LLC and a non-recurring $4,437 gain related to the sale of corporate assets for the nine months ended September 30, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Sep. 30,	Dec. 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$47,041	$23,592
Cash and cash equivalents — restricted	1,179	1,216
Trade receivables, net	60,615	31,371
Deferred income taxes	7,689	7,689
Other current assets	59,015	30,180
Current assets of discontinued operations	—	797

Total current assets	175,539	94,845

Property and equipment, net of accumulated depreciation	2,258,952	2,196,264
Notes receivable	143,057	—
Intangible assets, net of accumulated amortization	135	174
Goodwill	6,915	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	3,880	4,143
Estimated fair value of derivative assets	1,503	2,043
Long-term deferred financing costs	20,694	14,621
Other long-term assets	36,159	16,382

Total assets	$2,648,314	$2,336,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,006	$2,058
Accounts payable and accrued liabilities	259,091	240,827
Estimated fair value of derivative liabilities	1,323	—
Current liabilities of discontinued operations	1,538	2,760

Total current liabilities	263,958	245,645

Long-term debt and capital lease obligations, net of current portion	1,280,779	979,042
Deferred income taxes	77,821	73,662
Estimated fair value of derivative liabilities	4,808	—
Other long-term liabilities	98,708	96,484
Long-term liabilities and minority interest of discontinued operations	451	542
Stockholders’ equity	921,789	941,492

Total liabilities and stockholders’ equity	$2,648,314	$2,336,867

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow
(“CCF”) reconciliation:

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2008		2007		2008		2007
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$226,733	100.0%	$166,920	100.0%	$680,237	100.0%	$538,659	100.0%

Net (loss) income	$(5,520)	-2.4%	$(2,153)	-1.3%	$(4,039)	-0.6%	$108,153	20.1%
(Income) loss from discontinued operations, net of taxes	(986)	-0.4%	4,349	2.6%	(767)	-0.1%	(11,684)	-2.2%
(Benefit) provision for income taxes	(3,303)	-1.5%	(1,511)	-0.9%	(945)	-0.1%	60,528	11.2%
Other (gains) and losses, net	(904)	-0.4%	(622)	-0.4%	(954)	-0.1%	(146,697)	-27.2%
Loss (income) from unconsolidated companies	75	0.0%	2	0.0%	293	0.0%	(1,011)	-0.2%
Unrealized gain on derivatives	—	0.0%	—	0.0%	—	0.0%	(3,121)	-0.6%
Unrealized gain on Viacom stock and CBS stock	—	0.0%	—	0.0%	—	0.0%	(6,358)	-1.2%
Interest expense, net	17,432	7.7%	2,505	1.5%	35,462	5.2%	32,746	6.1%

Operating income (1)	6,794	3.0%	2,570	1.5%	29,050	4.3%	32,556	6.0%
Depreciation & amortization	29,619	13.1%	19,024	11.4%	79,828	11.7%	57,787	10.7%

Adjusted EBITDA	36,413	16.1%	21,594	12.9%	108,878	16.0%	90,343	16.8%
Pre-opening costs	369	0.2%	3,926	2.4%	19,190	2.8%	10,101	1.9%
Impairment charge	—	0.0%	—	0.0%	12,031	1.8%	—	0.0%
Other non-cash expenses	1,530	0.7%	1,548	0.9%	4,590	0.7%	4,656	0.9%
Stock option expense	1,630	0.7%	1,360	0.8%	4,949	0.7%	4,070	0.8%
Other gains and (losses), net (2)	904	0.4%	622	0.4%	954	0.1%	146,697	27.2%
Gain on termination of interest rate swap	(1,276)	-0.6%	—	0.0%	(1,276)	-0.2%	—	0.0%
Gain on sale of investment in Bass Pro	—	0.0%	—	0.0%	—	0.0%	(140,313)	-26.0%
Losses and (gains) on sales of assets	145	0.1%	—	0.0%	257	0.0%	(4,562)	-0.8%

CCF	$39,715	17.5%	$29,050	17.4%	$149,573	22.0%	$110,992	20.6%

Hospitality segment
Revenue	$203,834	100.0%	$146,523	100.0%	$615,392	100.0%	$481,392	100.0%
Operating income (1)	17,643	8.7%	12,060	8.2%	75,977	12.3%	66,770	13.9%
Depreciation & amortization	26,483	13.0%	16,318	11.1%	70,729	11.5%	49,005	10.2%
Pre-opening costs	369	0.2%	3,926	2.7%	19,190	3.1%	10,101	2.1%
Other non-cash expenses	1,530	0.8%	1,548	1.1%	4,590	0.7%	4,656	1.0%
Stock option expense	457	0.2%	373	0.3%	1,492	0.2%	1,171	0.2%
Other (losses) and gains, net	(225)	-0.1%	7	0.0%	(98)	0.0%	4	0.0%
(Gains) losses on sales of assets	(2)	0.0%	—	0.0%	33	0.0%	—	0.0%

CCF	$46,255	22.7%	$34,232	23.4%	$171,913	27.9%	$131,707	27.4%

Opry and Attractions segment
Revenue	$22,870	100.0%	$20,344	100.0%	$64,460	100.0%	$57,108	100.0%
Operating income	2,935	12.8%	3,000	14.7%	5,138	8.0%	5,138	9.0%
Depreciation & amortization	1,160	5.1%	1,200	5.9%	3,729	5.8%	4,180	7.3%
Stock option expense	80	0.3%	75	0.4%	221	0.3%	231	0.4%
Other (losses) and gains, net	(18)	-0.1%	—	0.0%	(19)	0.0%	12	0.0%
Losses on sales of assets	18	0.1%	—	0.0%	19	0.0%	—	0.0%

CCF	$4,175	18.3%	$4,275	21.0%	$9,088	14.1%	$9,561	16.7%

Corporate and Other segment
Revenue	$29		$53		$385		$159
Operating loss	(13,784)		(12,490)		(52,065)		(39,352)
Depreciation & amortization	1,976		1,506		5,370		4,602
Impairment charge	—		—		12,031		—
Stock option expense	1,093		912		3,236		2,668
Other gains and (losses), net (2)	1,147		615		1,071		146,681
Gain on termination of interest rate swap	(1,276)		—		(1,276)		—
Gain on sale of investment in Bass Pro	—		—		—		(140,313)
Losses (gains) on sales of assets	129		—		205		(4,562)

CCF	$(10,715)		$(9,457)		$(31,428)		$(30,276)

(1) Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the nine months ended September 30, 2007.
(2) Includes a non-recurring $1,276 gain related to the termination of certain interest rate swaps for the three months and nine months ended September 30, 2008. Includes a non-recurring $140,313 gain related to the sale of the Company’s investment in Bass Pro Group, LLC and a non-recurring $4,437 gain related to the sale of corporate assets for the nine months ended September 30, 2007.

Gaylord National
Revenue	$55,842	$117,681
Operating income (1)	2,378	8,119
Depreciation & amortization	8,369	16,536
Pre-opening costs	—	18,507
Other non-cash expenses	—	—
Stock option expense	81	234
Other gains and (losses), net	—	—
Losses on sales of assets	—	—

CCF	$10,828	$43,396

Same Store
Revenue	$147,992	$497,711
Operating income (1)	15,265	67,858
Depreciation & amortization	18,114	54,193
Pre-opening costs	369	683
Other non-cash expenses	1,530	4,590
Stock option expense	376	1,258
Other gains and (losses), net	(225)	(98)
Losses on sales of assets	(2)	33

CCF	$35,427	$128,517

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2008	2007	2008	2007
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1) (2)
Occupancy	70.9%	75.9%	73.5%	77.8%
Average daily rate (ADR)	$159.12	$147.64	$170.85	$159.33
RevPAR	$112.78	$111.99	$125.65	$123.91
OtherPAR	$160.92	$156.29	$177.51	$171.51
Total RevPAR	$273.70	$268.28	$303.16	$295.42

Revenue	$203,834	$146,523	$615,392	$481,392
CCF (3)	$46,255	$34,232	$171,913	$131,707
CCF Margin	22.7%	23.4%	27.9%	27.4%

Gaylord Opryland (1)
Occupancy	74.4%	79.0%	75.6%	79.3%
Average daily rate (ADR)	$144.76	$142.02	$155.02	$147.55
RevPAR	$107.73	$112.18	$117.19	$117.01
OtherPAR	$134.51	$144.34	$151.10	$147.94
Total RevPAR	$242.24	$256.52	$268.29	$264.95

Revenue	$64,160	$64,110	$210,286	$198,836
CCF (3)	$16,270	$15,033	$60,730	$48,327
CCF Margin	25.4%	23.4%	28.9%	24.3%

Gaylord Palms
Occupancy	70.0%	72.6%	78.9%	78.2%
Average daily rate (ADR)	$150.44	$155.38	$182.17	$182.14
RevPAR	$105.38	$112.82	$143.68	$142.49
OtherPAR	$164.70	$170.37	$213.93	$210.08
Total RevPAR	$270.08	$283.19	$357.61	$352.57

Revenue	$34,935	$36,632	$137,766	$135,330
CCF	$5,832	$7,882	$41,754	$41,018
CCF Margin	16.7%	21.5%	30.3%	30.3%

Gaylord Texan
Occupancy	72.8%	73.7%	73.7%	75.9%
Average daily rate (ADR)	$168.01	$162.21	$178.68	$171.68
RevPAR	$122.28	$119.52	$131.76	$130.24
OtherPAR	$214.81	$193.74	$213.95	$210.52
Total RevPAR	$337.09	$313.26	$345.71	$340.76

Revenue	$46,859	$43,547	$143,127	$140,565
CCF	$12,892	$10,706	$42,816	$40,538
CCF Margin	27.5%	24.6%	29.9%	28.8%

Gaylord National (2)
Occupancy	66.0%	n/a	65.3%	n/a
Average daily rate (ADR)	$190.56	n/a	$201.11	n/a
RevPAR	$125.80	n/a	$131.27	n/a
OtherPAR	$177.54	n/a	$191.77	n/a
Total RevPAR	$303.34	n/a	$323.04	n/a

Revenue	$55,703	n/a	$117,542	n/a
CCF	$10,689	n/a	$24,750	n/a
CCF Margin	19.2%	n/a	21.1%	n/a

Nashville Radisson and Other (4)
Occupancy	63.6%	73.6%	64.7%	71.2%
Average daily rate (ADR)	$97.53	$93.50	$103.16	$96.44
RevPAR	$62.07	$68.83	$66.77	$68.70
OtherPAR	$14.54	$10.61	$14.39	$11.64
Total RevPAR	$76.61	$79.44	$81.16	$80.34

Revenue	$2,177	$2,234	$6,671	$6,661
CCF	$572	$611	$1,863	$1,824
CCF Margin	26.3%	27.4%	27.9%	27.4%

Gaylord Hospitality Segment (“Same Store”, excludes Gaylord National for Three Months and Nine Months Ended September 30) (1)
Occupancy	72.5%	75.9%	75.4%	77.8%
Average daily rate (ADR)	$149.75	$147.64	$165.12	$159.33
RevPAR	$108.52	$111.99	$124.43	$123.91
OtherPAR	$155.48	$156.29	$174.39	$171.51
Total RevPAR	$264.00	$268.28	$298.82	$295.42

Revenue	$148,131	$146,523	$497,850	$481,392
CCF (3)	$35,566	$34,232	$147,163	$131,707
CCF Margin	24.0%	23.4%	29.6%	27.4%
(1) Excludes 0 and 15,131 room nights that were taken out of service during the three months ended September 30, 2008 and 2007, respectively, and 5,171 and 36,038 room nights that were taken out of service during the nine months ended September 30, 2008 and 2007, respectively, as a result of the rooms renovation program at Gaylord Opryland.
(2) Excludes 1,408 and 0 room nights that were not in service during the nine months ended September 30, 2008 and 2007, respectively, as these rooms were not released from construction at the opening of Gaylord National.
(3) Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the nine months ended September 30, 2007.
(4) Includes other hospitality revenue and expense.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (“Adjusted EBITDA”) and Consolidated
Cash Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2008
	Low	High
Hospitality segment (same store)
Estimated Operating income (loss)	$112,000	$113,000
Estimated Depreciation & amortization	69,700	71,300

Estimated Adjusted EBITDA	$181,700	$184,300
Estimated Pre-opening costs	600	700
Estimated Non-cash lease expense	6,000	6,100
Estimated Stock Option Expense	1,700	1,750
Estimated Gains and (losses), net	0	150

Estimated CCF	$190,000	$193,000

Gaylord National
Estimated Operating income (loss)	($7,400)	($5,500)
Estimated Depreciation & amortization	23,000	23,480

Estimated Adjusted EBITDA	$15,600	$17,980
Estimated Pre-opening costs	18,000	18,500
Estimated Stock Option Expense	400	420
Estimated Gains and (losses), net	0	100

Estimated CCF	$34,000	$37,000

Opry and Attractions segment
Estimated Operating income (loss)	$8,000	$8,250
Estimated Depreciation & amortization	4,700	5,250

Estimated Adjusted EBITDA	$12,700	$13,500
Estimated Stock Option Expense	300	450
Estimated Gains and (losses), net	0	50

Estimated CCF	$13,000	$14,000

Corporate and Other segment
Estimated Operating income (loss)	($59,300)	($57,100)
Estimated Depreciation & amortization	7,800	7,900

Estimated Adjusted EBITDA	($51,500)	($49,200)
Estimated Stock Option Expense	4,500	4,000
Estimated Gains and (losses), net	0	200

Estimated CCF	($47,000)	($45,000)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
RECONCILIATION OF FORWARD-LOOKING STATEMENTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (“Adjusted EBITDA”) and Consolidated
Cash Flow (“CCF”) reconciliation:

	Guidance Range
	Full Year 2009
	Low	High
Hospitality segment (same store)
Estimated Operating income (loss)	$111,300	$118,000
Estimated Depreciation & amortization	66,000	70,650

Estimated Adjusted EBITDA	$177,300	$188,650
Estimated Pre-opening costs	0	0
Estimated Non-cash lease expense	6,000	6,100
Estimated Stock Option Expense	1,700	2,100
Estimated Gains and (losses), net	0	150

Estimated CCF	$185,000	$197,000

Gaylord National
Estimated Operating income (loss)	$33,700	$41,550
Estimated Depreciation & amortization	31,000	33,000

Estimated Adjusted EBITDA	$64,700	$74,550
Estimated Pre-opening costs	0	0
Estimated Stock Option Expense	300	350
Estimated Gains and (losses), net	0	100

Estimated CCF	$65,000	$75,000

Opry and Attractions segment
Estimated Operating income (loss)	$8,000	$8,250
Estimated Depreciation & amortization	4,700	5,250

Estimated Adjusted EBITDA	$12,700	$13,500
Estimated Stock Option Expense	300	450
Estimated Gains and (losses), net	0	50

Estimated CCF	$13,000	$14,000

Corporate and Other segment
Estimated Operating income (loss)	($63,200)	($59,200)
Estimated Depreciation & amortization	9,700	9,000

Estimated Adjusted EBITDA	($53,500)	($50,200)
Estimated Stock Option Expense	4,500	4,000
Estimated Gains and (losses), net	0	200

Estimated CCF	($49,000)	($46,000)